Exhibit 99.1

ContraFect Announces Third Quarter 2017 Financial Results

YONKERS, New York — November 9, 2017 — ContraFect Corporation (NASDAQ: CFRX), a biotechnology company focused on the discovery and development of protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, today announced results for the third quarter ended September 30, 2017.

This quarter, ContraFect completed a public stock offering raising net proceeds of $37.1 million. The Company ended the third quarter with cash, cash equivalents, and marketable securities of $52.6 million which the Company believes is sufficient to fund operations to mid-2019.

“Enrollment in our Phase 2 trial of CF-301 in patients with complicated bacteremia including endocarditis due to Staphylococcus aureus (Staph aureus) advanced as expected in the quarter, and we continue to anticipate the release of topline data in 4Q18,” said Steven C. Gilman, Ph.D., ContraFect’s Chairman and CEO. The Company continues to actively evaluate lysins active against Gram-negative pathogens, in part through funding from CARB-X, and develop the data and infrastructure necessary to support future regulatory filings and the commercial launch of CF-301.

ContraFect maintained an active schedule presenting at several scientific, medical, and investor conferences since the Company’s last quarterly report. This included the presentation of new data at ID Week in October demonstrating synergy with our lead lysin candidate CF-301 and a wide range of anti-staphylococcal antibiotics, as well as activity of CF-301 against contemporary strains of Staph aureus from clinical isolates in the United States and Europe.

In October, ContraFect announced the appointment of Lisa Ricciardi to the newly-created position of Chief Operating Officer. Ms. Ricciardi brings to ContraFect significant experience in both the operational and business development areas, having worked previously at companies such as Pfizer, Medco Health Solutions, and Foundation Medicine. Her appointment adds depth to the management team as ContraFect advances its product pipeline towards commercialization.

Third Quarter 2017 Financial Results:

•	Research and development expenses were $4.9 million for the third quarter of 2017 compared to $5.9 million in the third quarter of 2016. The decrease was primarily due to decreased spending on CF-404 as well as lower expenditure on research headcount and related laboratory expenses. These decreases were partially offset by an expected increase in our spending on CF-301 for the ongoing Phase 2 clinical trial and manufacturing expenses related to the advancement of the CF-301 program.

•	General and administrative expenses were $1.8 million for the third quarter of 2017 compared to $1.9 million in the third quarter of 2016. The decrease in general and administrative expenses was primarily attributable to a decrease in the administrative portion of the expenditure on our office and laboratory facility.

•	Net loss was $1.6 million, or $0.02 per share, for the third quarter of 2017 compared to a net loss of $10.5 million, or $0.28 per share, for the third quarter of 2016. The decrease in net loss per share was due to a $5.9 million, or $0.09 per share, non-cash gain for the change in fair value of warrant liabilities as well as the year-over-year decrease in operating expenses discussed above.

•	As of September 30, 2017, ContraFect had cash, cash equivalents and marketable securities of $52.6 million compared to $35.2 million as of December 31, 2016.

About ContraFect:

ContraFect is a biotechnology company focused on discovering and developing therapeutic protein and antibody products for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses (regions that are not prone to mutation). ContraFect’s initial product candidates include new agents to treat antibiotic-resistant infections such as MRSA (Methicillin-resistant Staph aureus) and influenza. The Company’s lead lysin, CF-301, is currently being studied in a Phase 2 multicenter, multinational, randomized, controlled clinical trial in patients with Staph aureus bacteremia including endocarditis. ContraFect is also conducting research focused on the discovery of lysins to target Gram-negative bacteria.

About CF-301:

CF-301 is a recombinant bacteriophage-derived lysin with potent bactericidal activity against Staph aureus, a major cause of blood stream infections, or bacteremia. CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia. It has a novel, rapid, and specific mechanism of bactericidal action against Staph aureus and does not impact the body’s natural bacterial flora. By targeting a conserved region of the cell wall that is vital to bacteria, resistance is less likely to develop to CF-301. Combinations of CF-301 with standard of care antibiotics significantly increased bacterial killing and survival in animal models of disease when compared to treatment with antibiotics or CF-301 alone. In addition, in vitro and in vivo experiments have shown that CF-301 is highly active against biofilm infections. CF-301 was licensed from The Rockefeller University and is being developed at ContraFect. It is the first lysin to enter clinical studies in the U.S.

About Gram-negative Infections:

The 2013 CDC report on Antibiotic Resistance Threats identifies several Gram-negative pathogens including Enterobacteriaceae (a family that includes Escherichia coli and Klebsiella spp.), Pseudomonas aeruginosa (P. aeruginosa), and Acinetobacter spp. as among the most worrisome because of strains that are resistant to all or nearly all available antibiotics. In particular, the CDC classifies Carbapenem-resistant Enterobacteriaceae (CRE) as an “Urgent” threat and multi-drug resistant P. aeruginosa and Acinetobacter spp. as “Serious” threats. Bacteria are generally classified as either Gram-positive or Gram-negative based on their staining in the “Gram” strain test. In March, 2017, ContraFect was selected to receive a funding award from the Combating Antibiotic Resistant Bacteria Biopharmaceutical Accelerator (CARB-X) to help accelerate ContraFect’s development of lysin therapeutics to treat invasive infections caused by drug resistant strains of P. aeruginosa, a potentially life threatening Gram-negative pathogen.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding our ability to discover and develop protein and antibody therapeutics for life-threatening, drug-resistant infectious diseases, including whether CF-301 has the potential to be a first-in-class treatment for Staph aureus bacteremia, whether topline results from the study will be available in Q4 2018, whether the company can successfully fund operations to mid-2019, our ability to support future regulatory filings and the commercial launch of CF-301, whether we can continue to evaluate and discover lysins against Gram-negative pathogens, partly with CARB-X funding, whether Ms. Ricciardi’s appointment adds depth to the management team, our ability to address life threatening infections using our therapeutic product candidates from our lysin and monoclonal antibody platforms to target conserved regions of either bacteria or viruses and whether the company’s initial product candidates can treat antibiotic resistant infections such as MRSA and influenza. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

Paul Boni

ContraFect Corporation

Tel: 914-207-2300

Email: pboni@contrafect.com

CONTRAFECT CORPORATION

Balance Sheets

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,297,503	$3,806,984
Marketable securities	48,254,552	31,354,170
Prepaid expenses and other current assets	1,259,521	1,017,645

Total current assets	53,811,576	36,178,799
Property and equipment, net	1,148,138	1,281,152
Other assets	164,519	164,519

Total assets	$55,124,233	$37,624,470

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,235,480	$1,549,845
Accrued liabilities	1,694,232	2,868,352

Total current liabilities	2,929,712	4,418,197
Deferred rent	704,240	994,439
Warrant liabilities	16,024,207	12,698,980

Total liabilities	19,658,159	18,111,616
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and none outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value, 200,000,000 shares and 100,000,000 shares authorized at September 30, 2017 and December 31, 2016, respectively; 73,656,006 shares and 41,656,006 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	7,366	4,166
Additional paid-in capital	192,360,418	165,678,164
Accumulated other comprehensive loss	(23,750)	(51,666)
Accumulated deficit	(156,877,960)	(146,117,810)

Total stockholders’ equity	35,466,074	19,512,854

Total liabilities and stockholders’ equity	$55,124,233	$37,624,470

CONTRAFECT CORPORATION

Unaudited Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$4,934,788	$5,948,026	$12,893,655	$17,650,395
General and administrative	1,800,400	1,943,484	6,265,088	9,173,714

Total operating expenses	6,735,188	7,891,510	19,159,323	26,824,109

Loss from operations	(6,735,188)	(7,891,510)	(19,159,323)	(26,824,109)
Other income:
Interest income	123,960	54,620	245,979	126,370
Other expense	(905,014)	(1,569,341)	(905,014)	(1,569,341)
Change in fair value of warrant liabilities	5,941,144	(1,124,353)	9,058,208	(865,688)

Total other income	5,160,090	(2,639,074)	8,399,173	(2,308,659)

Net loss	$(1,575,098)	$(10,530,584)	$(10,760,150)	$(29,132,768)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.02)	$(0.28)	$(0.22)	$(0.94)

Basic and diluted weighted average shares outstanding	64,960,354	37,446,087	49,509,486	30,833,362

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s follow-on offering of securities on July 25, 2017.

The Company’s financial position as of September 30, 2017 and results of operations for the three and nine months ended September 30, 2017 and 2016 have been extracted from the Company’s Quarterly Report on Form 10-Q. The Company’s financial position as of December 31, 2016 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2017. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.